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                                                                     Exhibit 3.3

Resolution adopted by the Board of Directors on July 18, 1994 amending the bylaws of Kemper Corporation:

         RESOLVED, That the first sentence of Bylaw 1 of the Bylaws of Kemper Corporation shall hereafter be amended to read in its entirety as follows:

         "1. The annual meeting of stockholders shall be held on such date as shall be determined by the Board of Directors."; and

         FURTHER RESOLVED, That, except as set forth above, Bylaw 1 and the other Bylaws shall remain in full force and effect.